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                                                                     Exhibit 3.1

                          AMENDED AND RESTATED ARTICLES
                                       OF
                         RTI INTERNATIONAL METALS, INC.

         FIRST: The name of the Corporation shall be RTI International Metals, Inc.

         SECOND: The principal office of the Corporation in the State of Ohio is to be located in the City of Niles, County of Trumbull.

         THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

         FOURTH: The number of shares which the Corporation is authorized to have outstanding is 55,000,000 shares of which 50,000,000 shall be common shares with $.01 par value and 5,000,000 shall be preferred shares without par value.

                  A. The express terms of the preferred shares are as follows:

                  (1) Shares classified and designated as preferred shares shall be entitled to voting rights as follows:

                           (a) Except as otherwise required by law or the
                  Articles of Incorporation of the Corporation, including subparagraph A(1)(b) of this Article FOURTH, the holders of the preferred stock, voting together as a class with the holders of the common stock, shall be entitled to vote for the election of directors and all other matters.

                           (b) During any period in which dividends on the
                  preferred stock are cumulatively in arrears in the amount of six or more full quarterly dividends, the holders of the preferred stock, voting together as a class, will have the right to elect two directors which two directorships shall be in addition to that number of directors then determined as constituting the number of members of the Board of Directors pursuant to the Regulations of the Corporation.

                  (2) The Board of Directors is authorized, subject to any limitations prescribed by law and to the provisions of this Article FOURTH, to adopt amendments to these Articles of Incorporation in respect of any unissued or treasury shares of the preferred stock and thereby to fix or change: the division of such shares into series and the designation and authorized number of shares of each series; the dividend or distribution rate; the dates of payment of dividends and the dates, if any, from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; and restrictions on the issuance of such shares or any series thereof. In addition the Board of directors is hereby authorized to similarly fix or change any or all other express terms in respect of the preferred stock as may be permitted or required by law.


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                  (3) Upon the conversion of any shares of preferred stock the stated capital of the corporation shall be reduced or increased in such a manner and at such a rate so that the stated capital attributable to any share issued upon the exercise of such conversion rights shall be the same as other shares of its class and not the stated capital of the share so converted.

                  (4) The holders of the shares of preferred stock, shall receive dividends, when and as declared by the Board of Directors, out of funds available for the payment of dividends, before any dividends shall be paid on the shares of common stock. Such dividends shall be payable at the rate per share per annum, and no more, and pursuant to the other terms as shall have been fixed by the Board of Directors, and no dividends shall be paid on the shares of common stock unless the current dividends, and all the arrears of dividends, if any, on the outstanding shares of the preferred stock shall have been made for the payment thereof.

                  (5) In case of the dissolution or liquidation of the Corporation, before any payment shall be made to the holders of the common stock, the holders of the preferred stock shall be entitled to be paid from the assets available thereof the liquidation price fixed by the Board of Directors, and all accrued and unpaid dividends thereon, but shall not be entitled to participate any further in the distribution of the assets of the corporation.

                  B. There is established hereby a series of Serial Preferred Stock that shall be designated Series A Junior Participating Preferred Stock (hereinafter sometimes called "this Series" or the "Series A Junior Participating Preferred Shares") and that shall have the terms set forth in this Section B.

                  (1) The number of shares of this Series shall be 300,000.

                  (2) (a) The holders of record of Series A Junior Participating Preferred Shares shall be entitled to receive, when and as declared by the Directors in accordance with the terms hereof, out of funds legally available for the purpose, cumulative quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Junior Participating Preferred Share or fraction of a Series A Junior Participating Preferred Share in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 per share or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares or Common Stock, or a subdivision of the outstanding Common Stock (by reclassification or otherwise)), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Junior Participating Preferred Share or fraction of a Series A Junior Participating Preferred Share. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common


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         Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                           (b) Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Participating Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Junior Participating Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. No dividends shall be paid upon or declared and set apart for any Series A Junior Participating Preferred Shares for any dividend period unless at the same time a dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared and set apart for all Serial Preferred Stock of all series then outstanding and entitled to receive such dividend. The Board of Directors may fix a record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 40 days prior to the date fixed for the payment thereof.

                  (3) The Series A Junior Participating Preferred Shares are not redeemable.

                  (4) (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (hereinafter referred to as a "Liquidation"), no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon Liquidation) to the Series A Junior Participating Preferred Shares, unless, prior thereto, the holders of Series A Junior Participating Preferred Shares shall have received at least an amount per share equal to one hundred times the then applicable Purchase Price as defined in the Rights Agreement between the Company and its rights agent, as the same may be from time to time amended in accordance with its terms, pursuant to which holders of rights are entitled to purchase a portion of Series A Junior Participating Shares, (the "Rights Agreement") subject to adjustment from time to time as provided in the Rights Agreement, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of shares of Series A Junior Participating Preferred Shares shall be entitled to receive at least an aggregate amount per share, subject to the provision for adjustment hereinafter set


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         forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock (the "Series A Junior Participating Preferred Shares Liquidation Preference").

                           (b) In the event, however, that the net assets of the Company are not sufficient to pay in full the amount of the Series A Junior Participating Preferred Shares Liquidation Preference and the liquidation preferences of all other series of Serial Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Shares as to distribution of assets in Liquidation, all shares of this Series and of such other series of Serial Preferred Stock shall share ratably in the distribution of assets (or proceeds thereof) in Liquidation in proportion to the full amounts to which they are respectively entitled.

                           (c) In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event pursuant to the proviso set forth in paragraph (a) above, shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                           (d) The merger or consolidation of the Company into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Company, shall not be deemed to be a Liquidation for the purpose of this Section (4).

                  (5) The Series A Junior Participating Preferred Shares shall not be convertible into Common Stock.

         FIFTH: No holders of any class of shares of the Corporation shall have any preemptive right to purchase or have offered to them for the purchase any shares or other securities of the Corporation.

         SIXTH: The Corporation may from time to time, pursuant to authorization by the Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Directors shall determine; subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question.

         SEVENTH: The approval of holders of shares representing two-thirds of the voting power of the Corporation and, if a class vote is otherwise required by applicable law, approval of the


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holders of shares representing two-thirds of the voting power of any shares voting separately as a class, shall be required to effect any amendment to the Articles of Incorporation, a merger or consolidation if under Ohio law such merger or consolidation would have to be submitted to the shareholders of the Corporation for action, a sale or disposition of all or substantially all of the assets of the Corporation or a dissolution of the Corporation. Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any other purpose the vote, consent, waiver or release of the holders of the shares entitling them to exercise two thirds, or any other proportion, of the voting power of the Corporation or any class of classes of shares thereof, any such other action, unless otherwise expressly required by statute or by these Articles of Incorporation, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.

         EIGHTH: The shareholders of the Corporation shall have no right to cumulatively vote in the election of Directors of the Corporation.

         NINTH: Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders or corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Articles of Incorporation of the Corporation in the office of the Secretary of State of Ohio.